UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________

FORM 8-K
_______________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2008

Katy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75-1277589
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Rock Industrial Park Drive
Bridgeton, Missouri  63044
(Address of principal executive offices) (Zip Code)

(314) 656-4321
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

On October 27, 2008, Katy Industries, Inc. (the “Company”) entered into a letter agreement with James W. Shaffer pursuant to which Mr. Shaffer was appointed Vice President and Chief Financial Officer of the Company, effective immediately.  Mr. Shaffer, age 55, was employed by Angelica Corporation for nine years up until August 2008, the last five years as Vice President and Chief Financial Officer.

The Compensation Committee of the Board of Directors of the Company approved a compensation package for Mr. Shaffer that includes a base salary of $230,000 with a target incentive bonus of 50% of his base salary.  For 2008 only, the prorated annual bonus (approximately $20,000) of Mr. Shaffer’s target incentive bonus will be guaranteed, based on his employment date.  The compensation package includes a grant to Mr. Shaffer of 125,000 options with an exercise price equal to market price on the first day of his employment to purchase common stock of the Company, vesting in three equal annual installments, beginning on the first anniversary of Mr. Shaffer’s employment with the Company.

Mr. Shaffer's compensation package will provide him with severance payments equal to 12 months of his base salary in effect on the date of termination of his employment upon our termination without cause, as defined in the employment offer letter.  The employment terms will also include provisions prohibiting Mr. Shaffer from competing with the Company or soliciting its employees for a period of 12 months following the termination of his employment.

Item 8.01	Other Events

On October 27, 2008, the Company entered into a letter agreement with Edward D. Carter pursuant to which Mr. Carter was appointed Vice President, Sales and Marketing of the Company, effective immediately.  Mr. Carter replaces Robert A. Gail, who resigned effective October 27, 2008.  Mr. Carter, age 44, was General Manager of Airport Lighting Products, a division of Cooper Cruse Hinds Airport Lighting Products, from April 2005 until October 2008.  Prior to his position at Airport Lighting Products, Mr. Carter was the Vice President of Sales of Cooper Electronic Technologies from 2003 until 2005.

The Compensation Committee of the Board of Directors of the Company approved a compensation package for Mr. Carter that includes a base salary of $225,000 with a target incentive bonus of 50% of his base salary.  For 2008 only, the prorated annual bonus (approximately $20,000) of Mr. Carter’s target incentive bonus will be guaranteed, based on his employment date.  The compensation package includes a grant to Mr. Carter of 125,000 options with an exercise price equal to market price on the first day of his employment to purchase common stock of the Company, vesting in three equal annual installments, beginning on the first anniversary of Mr. Carter’s employment with the Company.

Mr. Carter's compensation package will provide him with severance payments equal to 6 months of his base salary in effect on the date of termination of his employment upon our termination without cause, as defined in the employment offer letter.  The employment terms will also include provisions prohibiting Mr. Carter from competing with the Company or soliciting its employees for a period of 6 months following the termination of his employment.

This Current Report on Form 8-K may contain various “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the company’s management.  These statements are subject to risks and uncertainties that may cause actual results to differ materially from the statements and other information contained herein.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business and are not a guarantee of future performance.  Undue reliance should not be placed on such forward-looking statements, as they speak only as of the date hereof and we undertake no obligation to update these statements to reflect subsequent events or circumstances, except as may be required by law.  Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                            Description

99.1	CFO Employment Offer Letter, dated October 27, 2008

99.2	Vice President, Sales and Marketing Employment Offer Letter, dated October 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By: /s/ David J. Feldman
David J. Feldman
Chief Executive Officer

Date:  October 27, 2008

Exhibits

Exhibit No.                     Description

99.1	CFO Employment Offer Letter, dated October 27, 2008

99.2                                 Vice President, Sales and Marketing Employment Offer Letter, dated October 27, 2008